AGREEMENT

This Agreement (“Agreement”) is made and entered into by and between Philip D. Moyer, for himself and his heirs, executors, administrators and assigns (hereinafter “Moyer”), and EDGAR Online Inc. (hereinafter “EDGAR” or “the Company”), to be effective as of the day on which the second party to execute this Agreement actually executes this Agreement as evidenced by the dates on the signature page hereto, as follows:

WHEREAS, Moyer has been employed by EDGAR as the Company’s Chief Executive Officer pursuant to an Employment Agreement, dated as of April 9, 2007 (as amended by the First Amendment thereto dated December 10, 2008, the “Employment Agreement”);

WHEREAS, Moyer has resigned from EDGAR, which resignation was effective on September 30, 2010 (the “Resignation Date”);

WHERAS, EDGAR wishes to engage Moyer, and Moyer wishes to be engaged, for a period of six (6) months following his resignation, to provide certain advisory and consulting services (the “Services”) to EDGAR and to assist EDGAR in transitioning to new leadership and to obtain Moyer’ s knowledge regarding the business, strategy and operations of EDGAR;

WHEREAS, EDGAR and Moyer are entering into this Agreement to memorialize the terms on which he will provide the Services and on which his resignation will be addressed, which shall in all respects except as set forth herein supersede the terms of the Employment Agreement; and

WHEREAS through this Agreement, EDGAR will provide Moyer with consideration, for which Moyer agrees to undertake the obligations set forth in this Agreement, including the Release attached hereto as Exhibit A (“the Release”).

IT IS HEREBY AGREED by and between Moyer and EDGAR, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, as follows:

1. Resignation. Moyer has resigned from EDGAR, such resignation to be effective on the Resignation Date. Moyer acknowledges that, as of the Resignation Date, his employment relationship, including any and all officer and director positions, has been permanently and irrevocably severed and that the Company has no obligation, contractual or otherwise, to hire, re-hire, re-employ or otherwise engage him in the future, except as set forth in Section 3 hereof.

2. Release. Moyer will execute the Release after the Resignation Date, on or before October 16, 2010. Moyer also acknowledges that EDGAR’s obligations under the Agreement, including the consideration in Section 3, are contingent upon his timely execution of the Release.

3. Consulting Services.

a.

Moyer will provide the Services for EDGAR through March 31, 2011 (the “Term”). To this effect, Moyer will, during regular business hours, make himself available to provide information and advice regarding the business, strategy and operations of EDGAR, as well as any other information and advice that EDGAR may reasonably request to assist EDGAR in transitioning to new leadership. Moyer will not be required to render Services for more than twenty (20) hours in any week during the Term without his prior approval. If Moyer is requested by EDGAR to provide less than twenty (20) hours of Services during any applicable week, any unused hours do not carry-forward into subsequent weeks and are forfeited by EDGAR without any reduction in amounts due hereunder to Moyer.

b.	The Services will be performed by Moyer under the general supervision of EDGAR and may not be subcontracted or otherwise performed by third parties on behalf of Moyer.

c.	Moyer acknowledges that he is acting as an independent contractor and shall not be deemed to be an employee or agent of EDGAR or any of its or their partners, subsidiaries, or affiliates for any purpose. Moyer shall not enter into any legally binding contracts or arrangements on behalf of EDGAR nor shall he represent to any other party that he has the authority to do so. Moyer is being engaged for specified compensation solely to provide the Services and is under the control of EDGAR solely with respect to the Services requested and is not under the control of EDGAR as to the means by which the Services are provided. Moyer is not eligible to participate in any EDGAR benefit plans now existing or hereinafter established.

d.	(1) Moyer will indemnify, defend and hold harmless EDGAR (i) from any claim, demand, liability, loss, damage, suit, judgment or settlement, including all reasonable costs and expenses relating thereto, including attorneys’ fees (the foregoing, collectively “Claims”), filed by or asserted by or on behalf of any person or entity primarily in connection with or arising out of Moyer’s gross negligence, willful misconduct or fraud in the course of providing the Services and (ii) from any Claims relating to a failure by Moyer to vacate and release possession of the premises at 150 East 44th Street, Apt 48C, New York, New York, 10017, by September 30, 2010, in accordance with the Lease Cancellation Rider, dated June 15, 2010, executed between Rose Associates, Inc., as Agent for Lexington Belvedere, LLC and Moyer, relating to such premises (the “Lease”). Any entitlements to indemnification under this Section 3(d)(1) may, at the option of EDGAR, be satisfied by set-off against amounts payable under Section 3(e) hereof.

(2) EDGAR will indemnify, defend and hold harmless Moyer (i) from any uncured breach by EDGAR of the terms of this Agreement, (ii) from any Claims filed by or asserted by or on behalf of any person or entity solely in connection with or arising out of any events occurring after the Resignation Date, other than in connection with Moyer’s gross negligence, willful misconduct or fraud in the course of providing the Services and (iii) from any Claims relating to a failure by EDGAR to take any action required to be taken by it in order to terminate the Lease.

e.	EDGAR shall pay Moyer a total gross amount of Sixteen Thousand Five Hundred Dollars ($16,500) per month for the Services, from October 1, 2010 through March 31, 2011 (the “Payment Period”). Payment for each month shall be made in advance on the first day of such month. The foregoing notwithstanding, EDGAR is not obligated to make any monthly payments until the expiration of the Revocation Period as defined in Section 12 below.

f.	EDGAR shall reimburse Moyer for (i) expenses incurred prior to the Resignation Date in the amount of Three Thousand Two Hundred Six and 57/100 Dollars ($3,206.57), such payment to be made promptly after the Resignation Date, and (ii) travel, telephone and other appropriate required expenses incurred by Moyer in connection with providing the Services; provided, that no expense in excess of Five Hundred Dollars ($500) shall be reimbursed unless it was pre-approved by EDGAR. Payment for expense reimbursements will be made by EDGAR within thirty (30) days after receipt of an invoice from Moyer.

g.	Moyer shall be responsible for the payment of all taxes with respect to the payments to Moyer hereunder, and will act in full compliance with all federal, state and local laws, rules and regulations in connection with such payment. Moyer will indemnify, defend and hold harmless EDGAR from any Claims as a result of Moyer’s failure to comply with this Section 3(g).

4. Terms of Resignation.

a.	Except as otherwise provided herein, Moyer hereby acknowledges that his resignation shall not entitle him to any benefits under his Employment Agreement, including without limitation the benefits contemplated by Sections 10(d) or (e) thereof. As such, he shall not be entitled to any continued salary, bonus, benefits or other payments or consideration under the Employment Agreement, nor any continued rights under any other agreement or arrangement with EDGAR, including without limitation any indemnification agreement with EDGAR, with respect to his actions taken in the course of providing the Services. Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed by EDGAR that Moyer shall remain entitled to indemnification for any actions taken prior to the Resignation Date to the extent he would be entitled to such indemnification pursuant to the Employment Agreement, any other indemnification or similar agreement or policy in effect during his employment with EDGAR (each agreement or policy as in effect prior to the Resignation Date), and by applicable law. It is further acknowledged and agreed that Moyer shall be entitled to the benefits of any liability insurance policy in effect from time to time during his employment with EDGAR or afterwards to the extent such policy provides coverage to Moyer.

b.	All options to purchase stock of EDGAR, or restricted shares of the stock of EDGAR, held by Moyer but subject to restrictions on vesting as of the Resignation Date, shall not vest, and shall terminate and be forfeited as of the Resignation Date. To the extent Moyer holds, as of the Resignation Date, any vested options to purchase stock of EDGAR, such options shall remain exercisable for a period of twelve (12) months after the Resignation Date, and shall thereafter terminate if not previously exercised.

c.	Except as set forth herein, it is expressly agreed and understood that EDGAR will not have any obligation to provide Moyer at any time in the future with any payments,

benefits or considerations other than those recited in Sections 4(a) and (b) hereof; provided, that if EDGAR shall breach its obligations under this Agreement in any material respect for any reason other than the prior breach by Moyer of this Agreement, and such breach by EDGAR is uncured within ten (10) days after written notice thereof from Moyer, then Moyer shall be entitled to the severance benefits set forth in his Employment Agreement as if he had been terminated without Cause, as contemplated therein; EDGAR (i) [shall pay to Moyer, promptly after the Resignation Date][has paid to Moyer], cash in an amount of $62,959, which, as disclosed in EDGAR’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, represents compensation to Moyer for the income taxes paid by Moyer with respect to the income recognized by him in connection with the provision to him by EDGAR of a corporate apartment during the years 2007 through 2009, and (ii) shall pay to the Internal Revenue Service, in a timely fashion $52,110 as a “gross up” with respect to the income taxes payable on such $62,959.

5. Non-Compete/Non-Solicitation/Non-Servicing; Related Matters.

a.	Moyer shall be bound, for a period of twelve (12) months from the Resignation Date, by the terms of the letter agreement, dated April 9, 2007, between EDGAR and Moyer, regarding Non-Compete/Non-Solicitation/Non-Servicing and other matters. A copy of such letter agreement is attached hereto as Exhibit B. For purposes of clarity, it is understood and agreed that any references to EDGAR’s business in such letter agreement is intended to mean any current business of EDGAR, and does not include any new business or line of business into which EDGAR may enter after the Resignation Date, except for the XBRL filings, software and data businesses of EDGAR or UBmatrix, Inc. By way of illustration and not limitation, Moyer shall be prohibited pursuant to this Section 5(a) from engaging in or carrying on in any manner (including, without limitation, as principal, shareholder, partner, lender, agent, employee, consultant, investor, trustee or through the agency of any corporation, partnership, limited liability company, or association), (1) any effort to “reverse engineer,” recreate or otherwise create an alternative to any product or service offering of EDGAR or UBmatrix, Inc. and (2) any business that competes with the filings, software and data businesses of EDGAR or UBmatrix, Inc.

b.	For a period of twenty-four (24) months from the Resignation Date, Moyer shall be prohibited from being employed by or consulting to the XBRL filing business of the entities listed on Schedule 5(b) hereto or any subsidiary or affiliate thereof; provided, that Moyer’s ownership of 5% or less of any such entity shall not, in and of itself, be deemed a violation of this Section 5(b).

c.

Moyer shall continue to be bound by Sections 11 and 17 of the Employment Agreement; provided, that with respect to Section 11, such obligation shall terminate on the third (3[r] d) anniversary of the Resignation Date.

d.

EDGAR agrees to refrain from (i) making, directly or indirectly, any derogatory comments concerning Moyer or (ii) taking any other action with respect to Moyer which is reasonably expected to result, or does result in, damage to the business or reputation of

Moyer. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit or restrict EDGAR from, truthfully and in good faith: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or EDGAR’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

6. Moyer further acknowledges that the Agreement by EDGAR, described herein, is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by EDGAR, and that this Agreement is made voluntarily to provide an amicable conclusion of Moyer’s employment relationship with the Company.

7. Moyer agrees that his obligations under this Agreement, including his obligations under Section 5, are reasonable in subject matter, scope, geography and time, and are reasonable and necessary for EDGAR to protect its legitimate business interests. Moyer further agrees that these obligations shall not prevent him from pursuing or obtaining other employment or earning a living utilizing his skills, education, experience and knowledge.

8. Moyer will cooperate with EDGAR and its subsidiaries or affiliates in any proceedings against EDGAR about which he may have knowledge of the facts involved. Moyer will make himself available voluntarily to discuss and testify regarding facts known to him and his knowledge regarding any proceedings against EDGAR. In no case shall such testimony be deemed to violate Section 17 of the Employment Agreement, as incorporated by reference herein in Section 5(c) hereof.

9. Moyer hereby certifies that he:

a.	has read the terms of this Agreement;

b.	has been informed by EDGAR, through this document, that he should discuss this Agreement with an attorney of his own choice and has had the opportunity to do so;

c.	understands the terms and effects of this Agreement;

d.	has been provided with copies of any and all Company documents which he wishes to review in advance of signing this Agreement;

e.	through this Agreement, will receive substantial consideration for which he agrees to undertake the obligations set forth in this Agreement and the attached Release;

f.	has the intention of releasing all claims recited in the Release in exchange for the consideration described herein, which he acknowledges as adequate and satisfactory to him; and

g.	neither EDGAR nor any of its agents, representatives or attorneys has made any representations to Moyer concerning the terms or effects of this Agreement other than those contained herein.

10. This Agreement shall be governed by, and interpreted under, the laws of the State of New York without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson.

11. Moyer acknowledges that he has been given twenty-one (21) days to review and consider the Agreement and Release before signing them.

12. Moyer acknowledges that he has the right to revoke the Agreement and Release for a period of seven (7) days following the execution of the Release (the “Revocation Period”) by sending written notice, within said seven (7) day period, to Justin W. Chairman, Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103. If Moyer exercises this right to revoke, the Agreement and the Release will become null and void, and neither Moyer nor EDGAR shall have any obligations thereunder. Because of this Revocation Period, EDGAR and Moyer agree that the Agreement and Release will be “effective” on the 8th day after execution of the Release, provided that Moyer does not timely deliver to EDGAR written notice of his revocation.

13. The parties affirm that the terms stated herein are the only consideration for signing this Agreement, and that no other representations, promises, or agreements of any kind have been made to them by any person or entity whatsoever to cause them to sign this Agreement.

14. The parties agree that if any provision, or portion of a provision, of this Agreement is, for any reason, held to be unenforceable, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the invalid or unenforceable provision and will be interpreted so as to effect, as closely as possible, the intent of the parties hereto.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Agreement on the dates set forth below.

Dated: October 8, 2010	/s/ Philip Moyer
Philip Moyer

Dated: October 13, 2010	EDGAR Online, Inc.

	BY:	/s/ David Price
David Price, Chief Financial Officer

EXHIBIT A

MUTUAL RELEASE

1. Moyer agrees that, in exchange for the consideration set forth in Section 3 of the Agreement, he releases and forever discharges, to the maximum extent permitted by law, EDGAR and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, grievances, lawsuits or liabilities of any kind as described below (collectively, “Claims”) which Moyer, his heirs, agents, administrators or executors have or may have against EDGAR or any of the other Releasees.

a. By agreeing to this Release, Moyer agrees that he is waiving, to the maximum extent permitted by law, any and all Claims which he has or may have against the Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before the date he executes this Release, including but not limited to the following:

i.	any Claims having anything to do with Moyer’s employment with EDGAR and/or any of its parent, subsidiary, related and/or affiliated companies;

ii.	any Claims having anything to do with the separation of Moyer’s employment with EDGAR and/or any of its parent, subsidiary, related and/or affiliated companies;

iii.	any Claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind;

iv.	any Claims for reimbursement of expenses of any kind;

v.	any Claims for attorneys’ fees or costs;

vi.	any Claims under the Employee Retirement Income Security Act (“ERISA”);

vii.	any Claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by Federal, State or Local law as enacted or amended, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e; the Civil Rights Act of 1866, the Age Discrimination in Employment Act, 29 U.S.C. § 621 (including the Older Worker’s Benefit Protection Act); the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101; the Rehabilitation Act of 1973, 29 U.S.C. § 701; the Family and Medical Leave Act, 29 U.S.C. § 2601; the Equal Pay Act, the Workers Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, the New York Human Rights Law, the New York Labor Law, the New York Executive Law, the New York Wage and Hour Laws, the New York Civil Rights Law, the Connecticut Fair Employment Practices Act, the Connecticut Unfair Trade Practices Act, the Connecticut Wage Hour and Wage Payment Laws, the Connecticut Family and Medical Leave Act, each as amended, the common law of the State of Connecticut and the State of New York.

viii.	any Claims under the Sarbanes-Oxley Act;

ix.	any Claims for violation of public policy;

x.	any whistleblower or retaliation Claims;

xi.	any Claims for emotional distress or pain and suffering; and/or

xii.	any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

b. The term “Releasees” includes: EDGAR and any parent, subsidiary, related or affiliated companies, and each of their past and present employees, officers, directors, attorneys, owners, shareholders, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns.

c. This Release includes all Claims known or unknown by Moyer, those that he may have already asserted or raised, as well as those that he has never asserted or raised.

d. Notwithstanding anything contained in this Release to the contrary, this Release does not apply to and has no effect on any Claims Moyer may have under the Agreement.

2. EDGAR, on behalf of itself, parents, subsidiaries, affiliates, officers, directors, agents, employees, successors and assigns, agrees that it fully and forever waives, releases, acquits and discharges Moyer, and his heirs, successors and assigns, from any and all claims, actions, charges, complaints, grievances and causes of action of whatever nature, whether now known or unknown, that exist or may in the future exist arising from or relating to events, acts or omissions from the beginning of time until the date Moyer signs this Release, but excepting Claims under the Agreement.

Dated: October 8, 2010	/s/ Philip Moyer
Philip Moyer

Dated: October 13, 2010	EDGAR Online, Inc.

	BY:	/s/ David Price
David Price, Chief Financial Officer

EXHIBIT B

April 9, 2007

EDGAR Online, Inc.

50 Washington Street

11th Floor

Norwalk, CT 06854

Ladies and Gentlemen:

1. General. Simultaneously herewith, the undersigned and EDGAR Online, Inc., a Delaware corporation (the “Company”) are entering into an Employment Agreement pursuant to which the undersigned will be the President of the Company (the “Employment Agreement”). Capitalized terms used herein but not defined herein (this “Agreement”) shall have the meanings given to such terms in the Employment Agreement.

2. Non-Compete/Solicitation/Non-Servicing Agreement.

(a) I hereby covenant and agree that from the date hereof through the Term and for a period of twelve (12) months thereafter (the “Restricted Period”), I will not, as an individual, employee, consultant, independent contractor, partner, shareholder, member or in association with any other Person, except on behalf of the Company, directly or indirectly, and regardless of my continuing to be employed by the Company or the reason for my ceasing to be employed by the Company:

(i) attempt in any manner to engage, directly or indirectly, in any business activities that is competitive with the Business of the Company anywhere in the world;

(ii) attempt in any manner to solicit or accept from any client business of the type performed by the Company or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such client was originally established in whole or in part through my efforts;

(iii) employ as an employee or retain as a consultant any person, firm or entity who is then or at any time during the preceding twelve months was an employee of or exclusive consultant to the Company, or persuade or attempt to persuade any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by any other Person; or

(iv) render to or for any client any services of the type which are rendered by the Company.

As used herein, (A) the term “Company” shall include any subsidiaries of the Company, if any; (B) the term “client” shall mean (i) anyone who is a client of the Company at the time of the termination of my employment, or if my employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the “Determination Date”); (ii) anyone who was a client of the Company at any time during the one year period immediately preceding the Determination Date; (iii) any prospective client to whom the Company had made a new business presentation (or similar offering of services) at any time during the one year period immediately preceding the Determination Date; and (iv) any prospective client to whom the Company made a new business presentation (or similar offering of services) at any time within six months after my employment with the Company terminated (but only if initial discussions between the Company and such prospective client relating to the rendering of services occurred prior to the Determination Date, and only if I participated in or supervised such discussions or the preparation thereof); and (C) the term “Business” shall mean (i) the provision of access to financial filings, (ii) the provision of end user analysis tools and public filing information in industry standard formats – XML (eXtensible Markup Language) and XBRL (eXtensible Business Reporting Language); and (iii) the sale of the Company’s financial filing data and the Company’s specialized end-user analysis tools on a subscription basis to end users, financial institutions, public stock exchanges, legal organizations and government entities; to further clarify the meaning of the term “Business”, the Company’s primary competitors are companies that specialize in providing similar access to company financial filings on a real-time or historical basis, such companies include: UBMatrix, CoreFilings, Capital IQ, FactSet, Reuters, Moodys, SNL, Thomson, McGraw Hill, and Standards & Poors, but, on the other hand, the Company does not consider companies using general purpose tools and information providers such as Microsoft, Google, Yahoo, AOL, Graphwise, etc. to be involved in the “business” or to be competitors of the Company. For purposes of this Agreement, it is agreed that a general mailing or an incidental contact shall not be deemed a “new business presentation (or similar offering of services)” or a “discussion”. At no time during the Restricted Period will the undersigned use or authorize the use of the name “GC Marketing” or any variation thereof, as the whole or part of any trade name or style for any Person.

Notwithstanding the foregoing, nothing in this Agreement shall limit my ability to make a “Passive Investment” (as that term is defined in the Employment Agreement) and I shall not be deemed to be in breach of any of the foregoing covenants by virtue of the actions or inactions of any entity in which I maintain any Passive Investment. Nor shall I be deemed to be in breach of this Agreement pursuant to Section 2(a)(ii) or 2(a)(iii) if such actions are undertaken by an entity with whom I am employed, consulting, or to whom I am acting as an independent contractor unless I have control over such Person.

3. Acknowledgements.

(a) I acknowledge (i) that my position and employment with the Company is governed by the Employment Agreement; (ii) that the business and the industry in which the Company competes is highly competitive; (iii) that as a key executive of the Company I have participated in or will participate in the servicing of current clients and/or the solicitation of prospective clients, through which, among other things, I have obtained and will continue to obtain knowledge of the “know-how” and business practices of the Company, in which matters the Company has a substantial proprietary interest; (iv) that my employment with the Company requires the performance of services which are of a special, unique, extraordinary and intellectual character, and my position with the Company placed me and will continue to place me in a position of confidence and trust with the clients and employees of the Company; and (v) that my rendering of services to the clients of the Company necessarily required the disclosure to me of confidential information of the Company or will require the disclosure to me of, and the Company will so disclose to me, Confidential Information of the Company. In the course of my employment with the Company, I have developed or will develop a personal relationship with the clients of the Company and a knowledge of those clients’ affairs and requirements, and the relationship of the Company with its established clientele will therefore be placed in my hands in confidence and trust. I consequently agree that it is a legitimate interest of the Company and reasonable and necessary for the protection of the confidential information, goodwill and business of the Company, which is valuable to the Company, that I make the covenants contained herein and that the Company would not have entered into the Employment Agreement unless the covenants set forth in this Agreement were agreed to by me.

(b) The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of paragraph 2 above are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company described above, other legitimate business interests of the Company and the goodwill associated with the business of the Company, including without limitation, the interest in the business acquired by the Company pursuant to the Employment Agreement, (ii) the business I will be engaging in will be conducted throughout the United States and (iii) the time, scope, geographic area and other provisions of paragraph 2 above have been specifically negotiated by sophisticated commercial parties, represented by legal counsel, and are given as an integral part of the transactions contemplated by the Employment Agreement. It is further understood and agreed that the clients of the Company may be serviced from any location and accordingly it is reasonable that the covenants set forth herein are not limited by narrow geographic area but generally by the location of such clients and potential clients. I specifically acknowledge that my being restricted from servicing clients as contemplated by this Agreement will not prevent me from being employed or earning a livelihood in the type of business conducted by the Company. In the event that any covenant contained in this Agreement shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. In the event any provision of this Agreement is found to be void and unenforceable by a court or other tribunal of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties hereto with the same effect as though the void or unenforceable part had never been a part hereof or had been severed and deleted or reformed to be enforceable. Each of the covenants and agreements contained in this Agreement (collectively, the “Protective Covenants”) is separate, distinct and severable. All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law, this Agreement or otherwise, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived). The existence of any claim, demand, action or cause of action that I have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of each Protective Covenant or any other provision or provisions of this Agreement. The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Agreement. The temporal duration of the Protective Covenants shall not expire, and shall be tolled, during any period in which I am in violation of any of the Protective Covenants, and all restrictions shall automatically be extended by the period of my violation of any such restrictions.

4. [Intentionally deleted].

5. Specific Performance. I acknowledge that a breach of the covenants contained in this Agreement will cause the Company irreparable damage, the exact amount of which will be impossible or difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, I agree that the Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach), be entitled to specific performance and injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

6. Assignment. The parties hereto agree that the Company shall have the right to assign this Agreement, and accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including, without limitation, by asset assignment, stock sale, merger, consolidation or other corporate reorganization. My obligations under this Agreement are personal to me, and I shall not have the right to assign or otherwise transfer my obligations hereunder. Any purported assignment or transfer by me shall be void and ineffective.

7. Notice During Restricted Period. Prior to accepting employment with any person, firm or entity during the Restricted Period, I shall notify the prospective employer in writing of my obligations pursuant to this Agreement and shall simultaneously provide a copy of such notice to the Company.

8. Governing Law. This Agreement, and all issues or matters related to this Agreement, shall be governed by, enforced under, and construed in accordance with the laws of the State of New York without regard to any conflicts or conflicts of law principles in the State of New York that would result in the application of the law of any other jurisdiction.

9. Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

10. Modification. This Agreement may not be changed orally, but only by an agreement in writing signed by all of the parties hereto.

11. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by all of the parties hereto to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

SCHEDULE 5(b)

Names of Entities

XBRL Software/Service Providers

Aptera

Clarity Systems

Core Filings

Edgarizer

Fujistu

Iris India

Rivet

Taurus Direct Unlimited

Thomson Reuters - EdgarFilings

UBmatrix (in the unlikely event that the merger does not go through)

Webfilings

XMark

Printers

Bowne & Co, Inc.

Command Financial

Issuer Direct

Merrill Corporation

RR Donnelley & Sons

Vintage Filings (a division of PR Newswire)

Newswires

BusinessWire

PRNewswire

MarketWire

Other

Broadridge/New River

EXL

IEI